EXHIBIT 99.1

PRESS RELEASE CONTACT:  MICHAEL SENKEN
PHONE:  (678) 384-6720

MIMEDX GROUP ANNOUNCES

SECOND QUARTER 2011 RESULTS

REVENUE INCREASES 85% OVER FIRST QUARTER

MARIETTA, Georgia, July 25, 2011 (PR Newswire) -- MiMedx Group, Inc.  (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the second quarter and six months ended June 30, 2011.

The Company recorded record revenue for the quarter of $1,929,000, an 85% percent increase over first quarter of 2011 revenue of $1,043,000 and a six-fold increase over second quarter of 2010 revenue of $322,000. The Company recorded a net loss of $2,504,000, or $.03 per diluted common share, for the second quarter, an $844,000 improvement over the first quarter net loss of $3,348,000, or $.05 per diluted common share and a $193,000 improvement as compared to a net loss of $2,697,000 million, or $.04 per diluted common share, in the second quarter of 2010. Earnings before interest, taxes, depreciation, amortization and share based compensation (Adjusted EBITDA*) for the second quarter of 2011 were a loss of $1,423,000, an $898,000 improvement as compared to the first quarter loss of $2,321,000 and a $691,000 improvement compared to a loss of $2,114,000 in the second quarter of 2010.

Revenue for the six months ended June 30, 2011, was $2,973,000, as compared to revenue of $437,000 recorded for the six months ended June 30, 2010. The Company reported a net loss of $5,851,000, or $0.08 per diluted common share, for the six months ended June 30, 2011, as compared to a net loss of $5,839,000, or $0.10 per diluted common share, for the same six month period in 2010. Adjusted EBITDA* for the six months ended June 30, 2011, were a loss of $3,751,000, as compared to a loss of $4,186,000 in the same six month period of 2010.

Gross margins improved for the quarter, as compared to the first quarter of 2011 and second quarter of 2010, due to increased product demand. Research & Development costs for the quarter declined, as compared to both the first quarter of 2011 and the second quarter of 2010, due to reductions in spending related to the Company’s HydroFix™ and CollaFix™ platforms. The R & D  expense reductions were somewhat offset by continuing investments in support of the FDA clearance process and European CE mark process for the Company’s HydroFix™ and CollaFix™ platforms and increased investments in support of the Company’s amniotic tissue platform. Selling, General and Administrative expenses increased only $101,000 in the second quarter of 2011 as compared to the first quarter of 2011, despite the 85% increase in revenue. The increase was primarily due to increased sales commissions on the higher revenue. The increase in Selling, General and Administrative expenses of $1,062,000 as compared to the second quarter of 2010 includes $822,000 in Surgical Biologics related costs, including $175,000 in non-cash related charges due to the depreciation of equipment and amortization of intangibles, and sales and administrative costs of $647,000 related primarily to support of the Company’s amniotic tissue platforms, AmnioFix™ and EpiFix®.    The increase also included non-cash related charges of $240,000 for share based compensation expenses.

Management Commentary

Parker H. “Pete” Petit, Chairman and CEO, stated “MiMedx Group had a very good quarter.  Our amniotic membrane tissue revenue exceeded our expectations.  Our HydroFix™ products fell short of expectations; however, we did receive an additional FDA clearance during the quarter which will broaden our indications for use. We continue to be gratified by the enthusiasm from physicians regarding both AmnioFix™ and EpiFix®, our amniotic membrane tissues.  The results the physicians are achieving, plus the results from our ongoing clinical studies are very reassuring.  We believe our tissue offerings for orthopedics, spinal procedures, wound care and burns will be one of the most unique opportunities that will truly improve the quality as well as cost effectiveness of countless procedures in these crucial areas of healthcare.”

Commenting on some of the Company’s other new initiatives, Petit said, “We currently have new development activities in GYN and plastic surgery procedures underway and our development partners continue to pursue new opportunities in the ophthalmic area and the dental market.  In summary, we could not be more excited about the opportunities we have as a result of our amniotic membrane tissue technology.  The founders of Surgical Biologics have done a great service to medicine by breaking the code of providing a commercially viable amniotic membrane tissue.”

“Looking to the third and fourth quarters, we expect to see continued rapid revenue growth from AmnioFix™ and EpiFix®.  Our introduction of EpiFix® into the wound care area is still in its infancy stage. As we continue the roll-out of this exciting offering, we expect robust quarter over quarter increases in our wound care revenue.  In addition, we expect to have some Original Equipment Manufacturers (“OEM”) business that will come online in the third quarter. We are pleased with our progress in these strategic initiatives, and we are excited to have partnerships of this nature begin to develop. Most importantly, we expect to reach Adjusted EBITDA* breakeven during the third quarter,” added Petit.

Mike Senken, Chief Financial Officer, stated “Our balance sheet continues to improve with current assets totaling $3,623,000, as compared to current liabilities of $1,714,000 when you subtract the Short term earn-out liability, which is a “non-cash” payment of MiMedx stock due in Q2 of next year related to the acquisition of Surgical Biologics.”

Bill Taylor, President and Chief Operating Officer, stated “We are making progress relative to regulatory approval on our CollaFix™ collagen fiber.  Sometime during the third quarter, we expect to obtain the CE Mark for our first CollaFix™ product and, shortly thereafter, have it available for sale in Europe.  That will be the first in a series of collagen fiber products we will bring through the regulatory process in Europe.  In the United States, we are still pursuing some 510(k) clearances for certain collagen fiber products, but at this point, we do not have insight into the timing of those clearances.  We do however, have some OEM business opportunities with our collagen fiber, and we are dedicating a large portion of our prototype fiber manufacturing capability to meeting those upcoming demands.”

During the second quarter, the Company commenced its initiative to consolidate its operations and completed the closing of its Tampa, Florida, facility on July 1, 2011. By the end of the third quarter, the Company expects to have all of its operations formerly based in Tampa and those currently based in its Marietta, Georgia, facility fully consolidated into its Kennesaw location. “We are consolidating into the facility in which our Surgical Biologics subsidiary is located. We are also securing additional production space nearby in order to give us adequate room for our expected near-term growth,” Taylor concluded.

Earnings Call

MiMedx management will host a live broadcast of its second quarter conference call on Monday, July 25, 2011, beginning at 10:30 a.m. eastern time.  A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane.  “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix™ and CollaFix™, and our tissue technologies, AmnioFix™ and EpiFix®. Our tissue technologies, processed from the human amniotic membrane, utilize our proprietary Purion® process that was developed by our wholly-owned subsidiary, Surgical Biologics, to produce a safe, effective and minimally manipulated implant. Surgical Biologics is the leading supplier of amniotic tissue, having supplied over 35,000 implants to date to distributors and OEMs for application in the Ophthalmic, Orthopedics, Spine, Wound Care and Dental sectors of healthcare.

*Earnings before interest, taxes, depreciation, amortization and share based compensation is a non-GAAP financial measure and should not be considered a replacement for GAAP results.  For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to the clinical, quality and cost impact of the Company’s tissue offerings for the orthopedics, spinal procedures, wound care and burn healing areas of healthcare; the market opportunities for the Company’s amniotic tissue technology; the Company’s revenue expectations for AmnioFix™ and EpiFix® in the third and fourth quarters of 2011 and the Company’s expectations for quarter over quarter increases in its wound care revenue; the Company’s OEM business opportunities and its ability to bring OEM relationships online during the third quarter; the Company’s ability to achieve EBITDA break even in the third quarter; the prospect of receiving the CE Mark regulatory clearance for the Company’s CollaFix™ product during the third quarter and the prospects for other regulatory approvals for the Company’s collagen products in Europe and the United States; the upcoming demands for the Company’s collagen fiber and potential for the Company’s manufacturing capabilities to meet those demands; and the completion of the Company’s operational consolidations by the end of the third quarter. These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the expected clinical, quality and cost impact of the Company’s tissue offerings may not be realized; that the market opportunities for the Company’s amniotic tissue technology may fail to materialize; that the Company may fail to achieve its revenue expectations for AmnioFix™ and EpiFix® in the third and fourth quarters of 2011 or may not achieve the expected quarter over quarter increases in wound care revenue; that the OEM business opportunities may not materialize as expected and the Company may be unable to bring OEM relationships online during the third quarter; that the Company may not be able to achieve or sustain EBITDA breakeven or profitability; that the Company may not receive anticipated regulatory clearances and/or approvals or that such clearances or approvals may be delayed; that the Company may not be successful in ramping up its production capabilities to meet the anticipated demand for its initial CollaFix™ products, that the anticipated demand for the Company's CollaFix™ products does not materialize; that the Company may not complete its operational consolidations by the end of the third quarter; and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2010, and its most recent Form 10-Q. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

REVENUES:
Net sales	$1,929,399	$322,075	$2,972,886	$436,930

OPERATING COSTS AND EXPENSES:
Cost of products sold	789,405	435,925	1,448,281	815,513
Research and development expenses	662,487	752,711	1,510,390	1,325,115
Selling, General and Administrative expenses	2,893,942	1,831,236	5,686,998	3,542,674

LOSS FROM OPERATIONS	(2,416,435)	(2,697,797)	(5,672,783)	(5,246,372)

OTHER INCOME (EXPENSE), net
Interest (expense) income, net	(87,070)	1,228	(178,284)	(592,282)

LOSS BEFORE INCOME TAXES	(2,503,505)	(2,696,569)	(5,851,067)	(5,838,654)
Income taxes	-	-	-	-

NET LOSS	$(2,503,505)	$(2,696,569)	$(5,851,067)	$(5,838,654)

Net loss per common share Basic and diluted	$(0.03)	$(0.04)	$(0.08)	$(0.10)

Shares used in computing net loss per common share Basic and diluted	71,819,017	60,635,877	71,098,976	55,918,851

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2011	December 31,
	(unaudited)	2010
Current assets:
Cash and cash equivalents	$1,614,350	$1,340,922
Accounts receivable, net	1,212,594	162,376
Inventory	561,917	111,554
Prepaid expenses and other current assets	234,192	90,946

Total current assets	3,623,053	1,705,798

Property and equipment, net of accumulated depreciation of $1,701,688and $1,392,704, respectively	741,387	756,956
Goodwill	4,040,443	857,597
Intangible assets, net of accumulated amortization of $2,800,561and $2,132,606, respectively	15,758,439	3,929,394
Deposits and other long term assets	119,082	102,500

Total assets	$24,282,404	$7,352,245

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,618,907	$848,285
Short-term convertible notes, plus accrued interest of $3,432	-	403,432
Short-term notes payable, plus accrued interest of $97	45,540	-
Deferred Rent Current	6,620	-
Customer Deposits	43,125	-
Short-term earn-out liability payable In MiMedx common stock	3,850,000	-
Total current liabilities	5,564,192	1,251,717

Long-term earn-out liability payable in MiMedx common stock	3,554,700	-
Long-term convertible debt, plus accrued interest of $24,110	959,209	-
Long-term convertible debt with related party, plus accrued interest of$9,959 and amortized discount of $10,918	1,240,877	-
Long-term notes payable, plus accrued interest of $301	7,704	-
Other long term liabilities	30,197	-
Total liabilities	11,356,879	1,251,717

Commitments and contingency	-	-

Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock; $.001 par value; 100,000,000 shares authorized;73,696,895 issued and 73,646,895 outstanding for 2011 and 64,381,910 issued and 64,331,910 outstanding for 2010	73,697	64,382
Additional paid-in capital	70,555,255	57,888,506
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(57,678,427)	(51,827,360)

Total stockholders' equity	12,925,525	6,100,528

Total liabilities and stockholders' equity	$24,282,404	$7,352,245

MIMEDX GROUP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization and Share Based Compensation:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,

	2011	2010	2011	2010	2011

Net Loss (Per GAAP)	$(2,503,505)	$(2,696,569)	$(5,851,067)	$(5,838,654)	$(3,347,562)

Add back:
Income Taxes	-	-	-	-	-

Financing (expense) associated with warrants issued in connection with convertible promissory note	-	-	-	(595,679)	-

Financing (expense) associated with beneficial conversion of note payable issued in conjunction with acquisition	(60,599)	-	(133,517)	-	(72,918)

Other interest (exp)/inc., net	(26,471)	1,228	(34,809)	3,397	(15,383)

Depreciation Expense	115,682	112,272	231,862	223,264	116,180
Amortization Expense	333,977	166,983	667,954	333,966	333,977
Employee Share Based Compensation	429,096	271,289	809,469	460,756	380,373
Other Share Based Compensation	114,648	32,887	222,208	42,554	107,560

Earnings Before Interest, Taxes, Depreciation, Amortization and Share Based Compensation	$(1,423,032)	$(2,114,366)	$(3,751,248)	$(4,185,832)	$(2,321,171)